Exhibit 99.01

Santur Corporation

Financial Statements

Years Ended December 25, 2010, December 26, 2009 and December 27, 2008

Report of Independent Auditors

The Board of Directors and Stockholders

Santur Corporation

We have audited the accompanying balance sheets of Santur Corporation as of December 25, 2010 and December 26, 2009, and the related statements of operations, redeemable preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 25, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Santur Corporation at December 25, 2010 and December 26, 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 25, 2010 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Santur Corporation will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has incurred recurring operating losses and has an accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1 to the financial statements. The 2010 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Redwood City, California

September 14, 2011

Santur Corporation

Balance Sheets

(In Thousands, Except Share and per Share Amounts)

	December 25, 2010	December 26, 2009
Assets
Current assets:
Cash and cash equivalents	$13,551	$14,288
Accounts receivable, net of allowance for doubtful accounts of $45 and $45 for 2010 and 2009, respectively	10,405	7,190
Inventories	6,173	8,054
Prepaid expenses and other current assets	2,233	983

Total current assets	32,362	30,515
Property and equipment, net	10,064	11,907
Intangible, net	94	120
Loan to an officer	150	150
Other noncurrent assets	249	284

Total assets	$42,919	$42,976

Liabilities, redeemable preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$4,586	$2,872
Accrued expenses	3,639	2,292
Short-term debt	9,683	4,960
Preferred stock warrant liabilities	738	421
Warranty liability	1,557	1,789
Return reserves	1,007	3,126
Other current liabilities	862	374

Total current liabilities	22,072	15,834
Deferred rent	205	475
Long-term debt	2,037	1,041
Commitments and contingencies (Note 10)
Redeemable preferred stock, $0.0001 par value, 625,239,509 shares authorized, issuable in Series
Series A-1:
Designated shares – 94,134,273; issued and outstanding shares – 77,837,537 in 2010 and 2009; aggregate liquidation preference – $10,000 (but not to exceed $0.164 per share)	10,000	10,000
Series B-1:
Designated shares – 425,000,000; issued and outstanding shares – 375,831,166 in 2010 and 2009; aggregate liquidation preference – $15,785	15,785	15,785
Series C-1 non-convertible:
Designated shares – 8,247,940; issued and outstanding shares – 8,247,940 in 2010 and 2009; aggregate liquidation preference – $6,600	6,600	6,600
Stockholders’ deficit:
Common stock, $0.0001 par value:
Authorized shares – 720,000,000; issued and outstanding shares – 26,456,382 in 2010 and 26,145,276 in 2009	3	3
Additional paid-in-capital	90,873	90,167
Accumulated deficit	(104,656)	(96,929)

Total stockholders’ deficit	(13,780)	(6,759)

Total liabilities, redeemable preferred stock, and stockholders’ deficit	$42,919	$42,976

See accompanying notes.

Santur Corporation

Statements of Operations

(In thousands)

	Years Ended
	December 25, 2010	December 26, 2009	December 27, 2008
Revenue	$58,734	$41,851	$74,426
Cost of revenue	44,756	35,568	60,198

Gross margin	13,978	6,283	14,228

Operating expenses:
Research and development and engineering	15,613	11,147	16,566
Sales and marketing	2,010	1,822	3,226
General and administrative	3,136	2,716	3,411

Total operating expenses	20,759	15,685	23,203
Operating loss	(6,781)	(9,402)	(8,975)
Other income (expense):
Interest income	40	88	417
Interest expense	(482)	(517)	(366)
Other, net	(456)	(40)	2,652

Total other income and (expense), net	(898)	(469)	2,703

Net loss before provision for income tax expense	(7,679)	(9,871)	(6,272)
Provision for (benefit from) income tax	(48)	(17)	14

Net loss	$(7,727)	$(9,888)	$(6,258)

See accompanying notes.

Santur Corporation

Statements of Redeemable Preferred Stock and Stockholders’ Deficit

(In Thousands)

	Redeemable Preferred Stock																Addi- tional Paid- In Capital	Accum- ulated Deficit	Total Stock- holders’ Deficit
	Series A		Series B		Series C		Series D		Series A-1		Series B-1		Series C-1		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 29, 2007	10,665	$21,222	32,033	$25,633	34,200	$27,366	17,156	$25,348	—	$—	—	$—	8,248	$6,600	10,808	$1	$—	$(80,783)	$(80,782)
Payment of dividends on Series C–1	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(660)	—	(660)
Reclassification from liability of vested early exercised stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4	—	4
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	439	—	31	—	31
Warrant exercise	—	—	81	65	—	—	—	—	—	—	—	—	—	—	30	—	18	—	18
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,157	—	1,157
Net loss and comprehen- sive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,258)	(6,258)

Balances at December 27, 2008	10,665	21,222	32,114	25,698	34,200	27,366	17,156	25,348	—	—	—	—	8,248	6,600	11,277	1	550	(87,041)	(86,490)
Series B-1 financing	(10,665)	(21,222)	(32,114)	(25,698)	(34,200)	(27,366)	(17,156)	(25,348)	79,275	10,000	375,831	15,785	—	—	14,860	2	89,632	—	89,634
Issuance cost Series B-1	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(469)	—	(469)
Contribution of capital by Series A-1 preferred stockholders	—	—	—	—	—	—	—	—	(1,437)	—	—	—	—	—	—	—	—	—	—
Payment of dividends on Series C–1	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(660)	—	(660)
Stock-based compen- sation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,087	—	1,087
Conversion and reclassification of preferred stock warrants to common stock warrants	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	25	—	25
Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	8	—	2	—	2
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(9,888)	(9,888)

Balances at December 26, 2009	—	—	—	—	—	—	—	—	77,838	10,000	375,831	15,785	8,248	6,600	26,145	3	90,167	(96,929)	(6,759)
Issuance cost Series B-1	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6)	—	(6)
Payment of dividends on Series C–1	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(660)	—	(660)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,364	—	1,364
Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	311	—	8	—	8
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,727)	(7,727)

Balances at December 25, 2010	—	$—	—	$—	—	$—	—	$—	77,838	$10,000	375,831	$15,785	8,248	$6,600	26,456	$3	$90,873	$(104,656)	$(13,780)

See accompanying notes.

Santur Corporation

Statements of Cash Flows

(In Thousands)

	Years Ended
	December 25, 2010	December 26, 2009	December 27, 2008
Cash flows from operating activities
Net loss	$(7,727)	$(9,888)	$(6,258)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Unrealized loss on short-term investment	—	—	927
Depreciation and amortization	4,847	4,927	4,010
Stock-based compensation expense	1,364	1,087	1,157
Revaluation of warrant liability	317	(43)	(3,552)
Change in operating assets and liabilities:
Accounts receivable	(3,215)	424	7,860
Inventories	1,881	2,429	(4,118)
Prepaids and other current assets	(1,250)	4,725	(5,165)
Other non-current assets	35	96	111
Accounts payable	1,714	(7,288)	4,987
Accrued expenses	1,347	(2,339)	1,128
Deferred rent	(270)	(345)	109
Returns reserve	(2,119)	(1,739)	(1,714)
Warranty liability	(232)	131	346
Other current liabilities	489	(263)	271

Net cash provided by (used in) operating activities	(2,819)	(8,086)	99

Cash flows from investing activities
Purchase of property and equipment	(2,978)	(1,472)	(7,214)
Purchase of intangibles	—	—	(160)
Redemption of short term investment	—	4,073	1,988

Net cash provided by (used in) investing activities	(2,978)	2,601	(5,386)

Cash flows from financing activities
Proceeds from loans	63,887	39,691	22,574
Loan repayment	(58,168)	(41,250)	(21,104)
Net proceeds from Series B-1 financing	(7)	15,316	—
Exercise of stock options	8	2	31
Exercise of warrants	—	—	3
Dividends paid to stockholders	(660)	(660)	(660)

Net cash provided by financing activities	5,060	13,099	844

Net increase (decrease) in cash and cash equivalents	(737)	7,614	(4,443)
Cash and cash equivalents at beginning of year	14,288	6,674	11,117

Cash and cash equivalents at end of year	$13,551	$14,288	$6,674

Supplemental disclosure
Cash paid for interest	$482	$517	$366
Fair value of warrant transfer to equity upon exercise	—	—	80

See accompanying notes.

Santur Corporation

Notes to Financial Statements

December 25, 2010

1. Company and Basis of Presentation

Nature of Operations

Santur Corporation (the Company) was incorporated in the state of Delaware on November 17, 2000. The Company develops Photonic Array Devices for commercial purposes. The Company’s facilities are located in Fremont, California, and Ottawa, Canada.

Fiscal Year

The Company’s fiscal year is a 52/53-week fiscal accounting year that closes on the Saturday closest to December 31st every year. Fiscal 2010, fiscal 2009 and fiscal 2008 were 52-week fiscal years. All references herein to “fiscal 2010” or “2010” represent the fiscal year ended December 25, 2010. All references herein to “fiscal 2009” or “2009” represent the fiscal year ended December 26, 2009. All references herein to “fiscal 2008” or “2008” represent the fiscal year ended December 27, 2008.

Liquidity and Financial Condition

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since its inception. The Company incurred a net loss of approximately $7.7 million, $9.9 million and $6.3 million for the year ended December 25, 2010, December 26, 2009 and December 27, 2008, respectively. The Company had an accumulated deficit of $104.7 million and $96.9 million at December 25, 2010 and December 26, 2009, respectively. The Company had stockholders’ deficit of $13.8 million and $6.8 million at December 25, 2010 and December 26, 2009, respectively. Management expects to continue to incur additional substantial losses for the foreseeable future. To date, the Company has funded its operations primarily through private placements of debt and equity securities. Management believes that the working capital on hand at December 25, 2010, is not sufficient to fund continuing operations through December 31, 2011. The Company will be required to raise additional capital in the future to fund the Company’s operations until such time, if ever, that the Company’s positive cash flows from operations can sustain its operations. Subsequent to the year-end, the Company has amended its bank loan agreement to cure certain financial covenant defaults (see Note 13). However, the bank loan may not provide sufficient working capital to fund ongoing operations. As a result, additional capital may be required but may not be available. Accordingly, no assurances can be given that management will be successful in these endeavors. Should additional financing be unavailable to the Company, management would restrict certain planned activities and operations, as necessary, to conserve cash resources and sustain operations through 2011.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Such management estimates include, but are not limited to, recognition of revenue, provision for sales returns, provision for inventory write-downs, allowance for doubtful accounts receivable, provision for warranty claims, valuation of common stock, preferred stock warrants and common stock options, valuation of long-lived tangible assets, and valuation of deferred tax assets. The Company regularly assesses these estimates, and while actual results may differ, management believes that the estimates are reasonable.

2. Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes product revenue when persuasive evidence of an arrangement exists, the product has been shipped, title has transferred, collectability is reasonably assured, fees are fixed or determinable, and there are no uncertainties with respect to customer acceptance. The Company records a returns reserve as a reduction of revenue for the estimated amount of product expected to be returned.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay.

Shipping and Handling Costs

The Company records costs related to shipping and handling in costs of sales for all periods presented.

Product Warranty

The Company provides for the estimated cost of product warranty at the time revenue is recognized. The Company continuously monitors returns for product failures and maintains a warranty reserve for the related expenses based on industry averages for similar products, as well as other assumptions that management believes to be reasonable under the circumstances. The warranty period ranges from one to five years.

	2010	2009	2008
	(In Thousands)
Balance, beginning of year	$1,789	$1,658	$1,312
Provision for warranties during the year	578	631	1,119
Costs incurred during the year	(217)	(500)	(773)
Changes in estimate for pre-existing warranties	(593)	—	—

Balance, end of year	$1,557	$1,789	$1,658

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. The Company’s cash equivalents consist mainly of obligations of government-guaranteed securities and corporate commercial paper with a maturity of less than three months at the day of purchase and money market funds. The carrying amounts approximate fair value.

Concentration of Credit Risk

The Company is subject to concentrations of credit risk from its cash and cash equivalents, short-term investments, and accounts receivable. The Company places its cash and cash equivalents and short-term investments with high-credit quality financial institutions. The Company is exposed to credit risk in the event of default by the institutions holding the cash and cash equivalents and short-term investments to the extent of the amounts recorded on the balance sheets. The Company has not experienced any losses on its cash and cash equivalents.

The Company’s sales are concentrated in a relatively small number of customers and, as a result, the Company maintains individually significant receivable balances with these parties. If the financial condition or operations of these customers deteriorate substantially, the Company’s operating results could be adversely affected. The Company performs periodic evaluations of its customers’ financial condition, but generally does not require collateral to support credit sales. The Company maintains reserves for estimated potential credit losses. The Company’s historical credit losses have been within management’s expectations. The following customers individually accounted for more than 10% of the Company’s sales and accounts receivable at the end of each calendar year:

	Accounts Receivable		Revenue
	2010	2009	2010	2009	2008
Customer A	10%	23%	20%	27%	24%
Customer B	21%	26%	31%	12%	16%
Customer C	*	16%	15%	21%	19%
Customer D	*	13%	*	14%	15%
Customer E	49%	10%	18%	*	*

*	Represents less than 10%.

Inventory Valuation

Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market. The Company records charges to write down excess, obsolete, and slow moving inventory based on an analysis of the potential impact of changes in technology on the Company’s products, estimates of the timing of these changes, product life cycles, and estimates of future sales volumes. These factors are impacted by market and economic conditions, technology changes, new product introductions, and changes in strategic business direction and require estimates that may include elements that are uncertain.

The following is a summary of inventories by major category (in thousands):

	December 25, 2010	December 26, 2009
Raw materials	$4,280	$3,113
Work-in-process	1,506	3,297
Finished goods	387	1,644

	$6,173	$8,054

As of December 25, 2010, $216,000 of finished goods inventory was at the site of the Company’s contract manufacturer in Penang, Malaysia. As of December 26, 2009, $1,367,000 of finished goods inventory was at the site of the Company’s contract manufacturer Photop in Fuzhou, China.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, ranging from three to ten years. Leasehold improvements are amortized over the shorter of the remaining lease term or the useful life of the improvement using the straight-line method. Assets under capitalized leases are amortized using the straight-line method over the shorter of the estimated useful life of the asset or the remaining lease term.

Intangible Assets

Intangible assets are stated at cost less accumulated amortization. Amortization expense for intangible assets other than goodwill are computed using the straight line method over the estimated useful life of the asset. Factors considered in setting amortization period include existence of patent rights, duration of underlying patent lives, extent and exclusivity of patent rights, utilization in Company products and processes of technology or information embodied in the intangible asset, and expected lives of products from which the company benefits by use of the intangible asset.

Impairment of Long-Lived Assets

The Company regularly evaluates its long-lived assets, including property and equipment and intangible assets, for indicators of possible impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. Impairment, if any, is assessed using discounted cash flows.

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. A valuation allowance is used to reduce net deferred tax assets to amounts that are more likely than not to be realized.

Research, Development and Engineering

Research, development and engineering expenses include all direct costs, primarily salaries for Company personnel and materials used. All research, development and engineering costs are expensed as incurred.

Stock-Based Compensation

The Company recognizes stock-based compensation expense net of estimated forfeitures on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years, in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation, Share-Based Payment. Share-based payments granted to non-employees are accounted for in accordance with ASC 718 and ASC 505-50, Equity-Based Payments to Non-Employees, and if applicable are periodically re-measured until they are fully earned.

Convertible Preferred Stock Warrants

Freestanding warrants and other similar instruments related to shares that are redeemable are accounted for in accordance with ASC 480, Distinguishing Liabilities from Equity. Under ASC 480, freestanding warrants to purchase the Company’s convertible preferred stock are classified as liabilities on the balance sheets at fair value. The warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense), net. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise of the warrants or the completion of a liquidation event, including the completion of an initial public offering, at which time the liability will be reclassified as common stock and additional paid-in capital.

Recent Accounting Pronouncements

In September 2009, the Financial Accounting Standards Board, or FASB, reached a final consensus on new revenue recognition guidance regarding revenue arrangements with multiple deliverables. The new accounting guidance addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, and how the arrangement consideration should be allocated among the separate units of accounting. The new accounting guidance will become effective for the Company beginning December 26, 2010. The adoption of this guidance is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB issued amended guidance on fair value measurements and disclosures. The new guidance requires additional disclosures regarding fair value measurements, amends disclosures about postretirement benefit plan assets, and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. Level 3 assets and liabilities are those whose fair market value inputs are unobservable and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Accordingly, the Company adopted this amendment for the year ended December 25, 2010, except for the additional Level 3 requirements which will be adopted on December 26, 2010. The adoption of this guidance did not have and is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

3. Short-Term Investments

As of December 27, 2008, the Company had $5 million of cash invested in State Guarantee Agency Bonds (Auction Rate Securities) backed by student loans under the Federal Family Education Loan Program (FFELP). The student loans were guaranteed by the Department of Education and the corresponding bonds were AAA rated. Although the bonds are long term in nature, they were traded in monthly auctions by the issuing bank and classified as short term investments.

In March 2009, the Company sold the $5 million of Auction Rate Securities to a third party for total consideration of $4,073,000, leaving the Company no short term investment balances as of December 26, 2009 and December 25, 2010.

4. Fair Value Measurements

ASC 820 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs that may be used to measure fair value as noted below:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table presents financial assets that were measured at fair value on a recurring basis using quoted prices in active markets (Level 1) (in thousands):

Cash and cash equivalents – money-market funds

	As of
Item	December 25, 2010	December 26, 2009
Cash and cash equivalents - money-market funds	$7,775	$10,974

There are no items that were measured at Level 2.

The following tables present a reconciliation of financial liabilities that were measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

Warrant liabilities

	Year Ended
Item	December 25, 2010	December 26, 2009	December 27, 2008
Balance, beginning of year	$421	$490	$4,122
Conversion and reclassification of warrants to common stock	—	(25)	—
Issuance of warrants included in other income (expense)	—	421	—
Revaluation adjustment included in other income (expense)	317	(465)	(3,552)
Transfer to equity upon exercise	—	—	(80)

Balance, end of year	$738	$421	$490

Auction Rate Securities

	Year Ended
Item	December 26, 2009	December 27, 2008
Beginning balance	$4,073	$5,000
Sale of asset	(4,073)	—
Revaluation adjustment included in other income (expense)	—	(927)

Ending balance	$—	$4,073

The Company did not have auction rate securities in 2010.

5. Property and Equipment

Property and equipment consists of the following (in thousands):

	December 25, 2010	December 26, 2009
Computers and equipment	$421	$364
Furniture and fixtures	158	158
Software	1,500	1,473
Machinery	27,615	26,791
Leasehold improvements	5,710	5,495
Tooling	741	431
Construction-in-progress	593	55

	36,738	34,767
Less accumulated depreciation	26,674	22,860

	$10,064	$11,907

6. Intangible Assets

On June 27, 2008 the Company purchased from Koninklijke Philips Electronics N.V. (“Philips”) rights (the “License”) to usage of US patent 5,689,597, issued November 18, 1997, for “Multi-Mode Interference Couplers and Method Therefor.” Under the License, the patent and associated rights are exclusive to Santur with the exception that Philips retains usage rights for its own purposes, including manufacture of its products by a third party. The purchase price was $160,000. This license is classified in the financial statements as an intangible asset and is being amortized over its expected useful life of 6 years, commencing July 2008 and ending July 2014.

7. Preferred Stock Warrant Liabilities

Significant terms and fair value of warrants to purchase preferred stock are as follows (in thousands, except per share amounts):

Classes of Preferred Stock	Expiration Date	Exercise Price per Share	Number of Shares as of		Fair Value as of
			December 25, 2010	December 26, 2009	December 25, 2010	December 26, 2009
Series B-1	Earlier of (i) December 31, 2016 or (ii) two years following the closing of an initial public offering of the Company’s common stock	$0.8002	10,537	10,537	$738	$421

			10,537	10,537	$738	$421

The fair value of the above warrants was determined using the Black-Scholes pricing model using the following assumptions:

	As of December 25, 2010	As of December 26, 2009
Risk-free interest	2.71%	3.39%
Volatility	90%	90%
Dividend yield	—	—
Remaining life	6.01 years	7.01 years

8. Line of Credit

On November 1, 2008, the Company obtained a line of credit with a bank that was amended in 2009 and November 2010. The amended agreement includes $12.5 million in accounts receivable funding based on 80% of eligible accounts receivable and provides availability of $3.5 million in 36-month term loans to purchase capital equipment. The accounts receivable funding is secured by its related accounts receivable with an interest rate of prime plus 1% per annum (4.25% at December 2010). The balance as of December 25, 2010 and December 26, 2009 was $7,687,000 and $3,960,000, all classified under short-term debt. The term loan is secured by related capital equipment with an interest rate of 4.25% payable monthly. The term loan outstanding as of December 25, 2010 was $4,033,000, with $1,996,000 classified under short-term debt and $2,037,000 classified under long-term debt. The term loan outstanding as of December 26, 2009 was $2,041,000, with $1,000,000 classified under short-term debt and $1,041,000 classified under long-term debt. The scheduled principal payments as of December 25, 2010 are $1,996,000, $996,000, and $1,041,000 for fiscal 2011, 2012, and 2013, respectively. The Company was not in compliance with the tangible net worth and reporting requirement covenants as of December 25, 2010. Subsequent to December 25, 2010, the Company and the bank amended and restated the credit agreement (see Note 13).

9. Income Taxes

As of December 25, 2010 and December 26, 2009, the Company had deferred tax assets of approximately $35,600,000 and $32,998,000, respectively. Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased by approximately $2,602,000 and $3,433,000 for the years ended December 25, 2010 and December 26, 2009, respectively, and decreased by $796,000 for the year ended December 27, 2008. Deferred tax assets primarily relate to net operating loss and tax credit carryforwards. If deferred tax assets become realizable in the future, the reversal of the valuation allowance will be recorded as a reduction in provision for income taxes.

As of December 25, 2010, the Company had federal net operating loss carryforwards of approximately $76.6 million. The Company also had federal research and development tax credit carryforwards of approximately $1.1 million. The net operating loss and tax credit carryforwards will expire at various dates from 2021 through 2031, if not utilized.

The Company also had state net operating loss carryforwards and state research and development tax credit carryforwards of approximately $59.6 million and $1.8 million, respectively. The state net operating loss carryforwards will expire at various dates from 2014 through 2032, if not utilized. The state research and development tax credits carry forward indefinitely.

Utilization of the net operating loss carryforwards and tax credits carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Significant components of the Company’s deferred tax assets are as follows (in thousands):

	December 25, 2010	December 26, 2009
Deferred tax assets:
Net operating loss carryforwards	$29,535	$27,181
Research credit carryforwards	2,266	1,948
Other	3,799	3,869

Total deferred tax assets	35,600	32,998
Valuation allowance	(35,600)	(32,998)

Net deferred tax assets	$—	$—

Effective 2009, the Company adopted Financial Accounting Standards Interpretation ASC 740-10, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement ASC 740-10. ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in the Company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The cumulative effect of adopting ASC 740-10 in 2009 is recognized as a change in accounting principle, recorded as an adjustment to the opening balance of retained earnings on the adoption date. As a result of the implementation of ASC 740-10, the Company recognized no material change in the liability for unrecognized tax benefits related to tax positions taken in prior periods, with a corresponding change in retained earnings. At the beginning of 2009, the Company maintained a valuation allowance against the total deferred tax assets as a result of uncertainties regarding the realization of the asset based upon the lack of profitability and the uncertainty of future profitability. This valuation allowance offsets all changes to the liability. The total amount of unrecognized tax benefits as of the beginning of the 2009 adoption date was $2.0 million. The unrecognized tax benefits are $2.4 million at the end of 2010.

Upon adoption of ASC 740-10, the Company elected to record interest charges recognized in accordance with ASC 740-10 in the financial statements as income taxes. Penalties recognized in accordance with this standard will also be classified in the financial statements as income taxes. As of the adoption date, the Company had no interest related to unrecognized tax benefits. For the year ended December 25, 2010, the Company had an immaterial amount of interest related to unrecognized tax benefits. No amounts of penalties related to unrecognized tax benefits were recognized in the provision for income taxes.

The Company’s major tax jurisdictions are the United States federal and California. The tax years 2000 through 2010 remain open and subject to examinations by the appropriate governmental agencies in the United States federal and California jurisdictions. The Company is not currently under examination in any major jurisdiction.

10. Commitments and contingencies

Leases

The Company leases its office space under non-cancelable operating leases with fixed rental payments that expire between February 2011 and June 2016. Rent expense totaled $768,000, $717,000 and $1,186,000 for the years ended December 25, 2010, December 26, 2009 and December 27, 2008, respectively. Payments under the Company’s operating leases that escalate over the term of the lease are recognized as rent expense on a straight-line basis.

Future minimum commitments under operating leases are as follows (in thousands):

Year ending December:
2011	$576
2012	413
2013	424
2014	365
2015	364

$2,142

Litigation

From time to time, the Company is subject to various claims and legal proceedings, either asserted or unasserted, that arise in the ordinary course of business. While the outcome of the proceedings and claims cannot be predicted with certainty, the Company’s management does not believe that the outcome of any of these currently existing legal matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flow. If an unfavorable ruling occurs in any of the pending legal proceedings, the Company’s financial position and results of operations and cash flows could be negatively affected. The Company accrues for losses related to litigation when the Company’s management considers a potential loss probable and can reasonably estimate such loss in accordance with FASB requirements. As the Company’s management continues to monitor these matters, however, its determination could change and it may decide a different reserve is appropriate in the future.

11. Stockholders’ Deficit

Series A-1 Convertible Preferred Stock

Each share of the Series A-1 convertible preferred stock is, at the option of the holder, convertible into shares of common stock, subject to certain anti-dilution adjustments, in accordance with the conversion formula provided in the Company’s Articles of Incorporation (currently one for one). The outstanding shares of Series A-1 convertible preferred stock automatically convert into shares of common stock at the election of at least a majority of the holders of the then-outstanding shares of Series A-1 convertible preferred stock or upon the closing of an initial public offering of the Company’s common stock in which gross proceeds exceed $30 million.

Each share of Series A-1 convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted.

Dividends are non-cumulative and are payable at $0.00328 per share, when, as, and if, declared by the Board of Directors.

Upon liquidation, Series A-1 preferred stockholders will receive an aggregate liquidation preference of $10 million (but not to exceed $0.164 per share), plus any declared but unpaid dividends in preference to the holders of common stock. If there are any funds available for distribution remaining after the payment of the stated liquidation amount for all preferred stock, all available funds shall be distributed ratably among the holders of the then-outstanding common stock, Series A-1 convertible preferred stock and Series B-1 convertible preferred stock in proportion to the number of shares of common stock held by them on an as-if converted basis.

Subject to the prior consent of the majority of the Series C-1 redeemable non-convertible preferred stock, after June 1, 2012, the Company must redeem all outstanding shares of Series A-1 convertible preferred stock upon the election of a majority of the holders of the then-outstanding shares of Series A-1 and Series B-1 convertible preferred stock. The redemption amount for shares of Series A-1 convertible preferred stock is equal to an aggregate liquidation preference of $10 million (but not to exceed $0.164 per share), plus all declared but unpaid dividends.

Series B-1 Convertible Preferred Stock

Each share of Series B-1 convertible preferred stock is, at the option of the holder, convertible into shares of common stock, subject to certain anti-dilution adjustments, in accordance with the conversion formula provided in the Company’s Articles of Incorporation (currently one for one). The outstanding shares of Series B-1 convertible preferred stock automatically convert into shares of common stock at the election of at least a majority of the holders of the then-outstanding shares of Series B-1 convertible preferred stock or upon the closing of an initial public offering of the Company’s common stock in which gross proceeds exceed $30 million.

Each share of Series B-1 convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted. In addition, holders of the Series B-1 convertible preferred stock, voting together as a single class, have the right to elect three directors.

Dividends are non-cumulative and are payable at $0.00328 per share, when, as, and if, declared by the Board of Directors.

Upon liquidation, holders of the Series B-1 convertible preferred stock will receive $0.042 per share, plus any declared but unpaid dividends in preference to the holders of common stock. If there are any funds available for distribution remaining after the payment of the stated liquidation amount for all preferred stock, all available funds shall be distributed ratably among the holders of the then-outstanding common stock, Series A-1 convertible preferred stock and Series B-1 convertible preferred stock in proportion to the number of shares of common stock held by them on an as-if converted basis.

Subject to the prior consent of the majority of the Series C-1 redeemable non-convertible preferred stock, after June 1, 2012, the Company must redeem all outstanding shares of Series B-1 convertible preferred stock upon the election of a majority of the holders of the then outstanding shares of Series A-1 and Series B-1 convertible preferred stock. The redemption price for each share of Series B-1 convertible preferred stock is an amount equal to $0.042, plus all declared but unpaid dividends.

Series C-1 Redeemable Non-Convertible Preferred Stock

No share of Series C-1 redeemable non-convertible preferred stock is convertible into shares of common stock and no such share is entitled to vote.

In preference to any payment of cash dividends with respect to the other preferred stock and common stock, holders of Series C-1 redeemable non-convertible preferred stock shall be entitled to receive cash dividends at the annual rate of $0.08002 per share. Dividends are cumulative from the date of issue of Series C-1 redeemable non-convertible preferred stock and are payable bimonthly at equal amounts in arrears.

Upon liquidation, Series C-1 redeemable non-convertible preferred stockholders will receive $0.8002 per share, plus any declared but unpaid dividends, in preference to the holders of all other classes of stock.

The Company must redeem all outstanding shares of Series C-1 redeemable non-convertible preferred stock upon the earlier of: (i) the closing of an initial public offering of the Company’s common stock, (ii) after June 1, 2012, upon the election of a majority of the holders of the then outstanding shares of Series C-1 redeemable non-convertible preferred stock, and (iii) upon closing of one or a series of non-liquidating transactions in which 50% or more of the Company’s outstanding capital stock is acquired. The redemption price for each share is an amount equal to the original issue price for Series C-1 redeemable non-convertible preferred stock of $0.8002, plus all declared but unpaid dividends.

The Company may at its option redeem at least 50% of the then-outstanding shares of Series C-1 redeemable non-convertible preferred stock, and in no case less than 25% of the originally issued Series C-1 redeemable non-convertible preferred stock. In this case, the redemption price for each share is an amount equal to the original issue price for Series C-1 redeemable nonconvertible preferred stock of $0.8002, plus all declared but unpaid dividends.

Other Series of Convertible Preferred Stock

As of June 2, 2009, all outstanding shares of Series A, Series B, Series C, and Series D convertible preferred stock were converted to shares of common stock; certain of those shares were then converted into Series A-1 convertible preferred stock in connection with the authorization and sale of the Series B-1 convertible preferred stock. As of December 26, 2009, no shares of Series A, Series B, Series C, or Series D convertible preferred stock were issued or outstanding.

Series B-1 Warrants

Two warrants for the purchase of 10,536,665 shares of Series B-1 convertible preferred stock at an exercise price of $0.042 were issued as part of the initial issuance of Series B-1 convertible preferred stock. The warrants expire on the first to occur of December 31, 2016 or two years following the consummation of an initial public offering of the Company’s common stock.

Common Stock Warrants

As part of the Series B-1 transaction, Series C warrants were converted to common stock warrants. The Company has the following unexercised common stock warrants:

	As of December 25, 2010		As of December 26, 2009
Expiration Date	Exercise Price per Share	Unexercised Shares	Exercise Price per Share	Unexercised Shares
May 19, 2010	$—	—	$0.1000	30,000
May 19, 2011	$0.8002	1,237,190	$0.8002	1,237,190
October 12, 2011	$0.8002	1,102,029	$0.8002	1,102,029
June 2, 2013	$0.8002	206,198	$0.8002	206,198

		2,545,417		2,575,417

Equity Incentive Plan

In December 2000, the Board of Directors approved the adoption of the 2000 Equity Incentive Plan (the Plan). Under the terms of the Plan, the Board of Directors may grant incentive stock options (ISOs) to employees and non-statutory stock options (NSOs) to employees, officers, directors, and consultants and restricted stock to employees, officers, directors, and consultants. Generally, the Company grants stock options at a price equal to the estimated fair market value of the common stock on the date of the grant, as determined by the Company’s Board of Directors. Most options vest over a four-year period at a rate of 25% one year from the grant date and 1/48 each month thereafter and expire no later than 10 years from the date of grant. The number of shares available for future grant at December 25, 2010, December 26, 2009 and December 27, 2008 was 7,408,817 shares, 20,049,184 shares and 4,415,462 shares, respectively. The total fair value for options exercised in 2010, 2009 and 2008 is $24,070, $72 and $10,636, respectively.

A summary of activity under the Plan is as follows:

		Outstanding Options
	Shares Available for Grant	Number of Options	Weighted- Average Exercise Price per Share
Balance at December 27, 2008	4,415,462	16,897,068	$0.583
Increase authorization	61,555,718	—	—
Granted	(55,613,318)	55,613,318	$0.025
Exercised	—	(7,909)	$0.216
Canceled	9,691,322	(9,691,322)	$0.109

Balance at December 26, 2009	20,049,184	62,811,155	$0.025
Granted	(14,944,827)	14,944,827	$0.043
Exercised	—	(311,107)	$0.032
Canceled	2,304,460	(2,304,460)	$0.026

Balance at December 25, 2010	7,408,817	75,140,415	$0.029

Vested and Expected to Vest at December 2010		66,171,209	$0.028

On January 14, 2009 and July 28, 2009, the Company modified substantially all of the outstanding stock options by reducing the exercise price to $0.28 and then to $0.025. The incremental fair value related to these repricings was $375,845 and $112,225, respectively, which will be expensed over the remaining vesting period.

The weighted-average remaining contractual life of options outstanding and vested under the Plans at December 25, 2010, presented by exercise price, are as follows:

Options Outstanding				Options Vested
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number of Options Vested	Weighted- Average Exercise Price
$0.025	60,278,753	8.09	$0.025	27,929,902	$0.025
$0.032	2,480,000	9.33	$0.032	4,167	$0.032
$0.045	12,381,662	9.81	$0.045	—	—

	75,140,415			27,934,069

Total fair value of options vested during 2010, 2009 and 2008 was $1,202,000, $1,018,000 and $1,143,000, respectively.

The weighted-average remaining contractual life for options vested at December 25, 2010 is 7.56 years. The weighted-average remaining contractual life for options vested and expected to vest at December 25, 2010, is 8.39 years.

Terms of the Plan permit option holders to exercise stock options before they are vested, subject to certain limitations. Common stock issued in connection with such exercises is subject to repurchase at the exercise price if vesting does not occur. Of the total common shares outstanding at December 27, 2008, 24,836 shares are subject to repurchase by the Company at the original exercise price. As of December 26, 2009 and December 25, 2010, there were no shares subject to repurchase by the Company.

Common Stock Reserved for Future Issuance

The following shares of common stock were reserved at December 25, 2010:

December 25, 2010
2000 Equity Incentive Plan	82,549,232
Exercise of common stock warrants	2,545,417
Conversion of Series A-1 preferred stock	94,134,273
Conversion of Series B-1 preferred stock and warrants	425,000,000

604,228,922

Share-Based Payments

Stock-based compensation expense is based on awards ultimately expected to vest, therefore, it has been reduced for estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company has considered historical termination behavior in its forfeiture rate estimation process. The Company utilizes the historical volatility of representative public companies to determine its implied volatility, as there is no public trading of the Company’s stock. The Company has not issued any dividends on common stock, nor does it expect to issue dividends in the near future; therefore, a dividend yield of zero was used. The Company bases the risk-free interest rate used in the Black-Scholes option pricing model on the implied yield currently available on United States Treasury zero-coupon issues with an equivalent expected term. The expected term of stock options represents the period that the Company’s stock options are expected to be outstanding and was determined based on the accounting guidance provided within ASC 718. ASC 718 provides a simplified method for determining the expected term of “plain vanilla” options, as defined by ASC 718, under certain circumstances. As the Company’s options are considered “plain vanilla” and no awards have been issued with a market condition, the Company has elected to use this simplified method as it has limited historical exercise data or alternative information to reasonably estimate an expected term assumption. The simplified method assumes that all options will be exercised midway between the vesting date and the contractual term of the option.

The weighted-average fair value of employee stock options granted during 2010, 2009 and 2008 was estimated to be $0.037 per share, $0.018 per share and $0.50 per share, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: volatility of 90%, 90% and 95% in 2010, 2009 and 2008, respectively, risk-free interest rates between 1.11% and 2.59%, 2.35% and 2.63%, and 1.35% and 3.35% for options granted in 2010, 2009 and 2008, respectively, pre-vesting forfeitures of 19%, 20% and 28% for 2010, 2009 and 2008, respectively, an expected term of 5.71 years, 5.34 years and 5.0 years for 2010, 2009 and 2008, respectively, and no dividend yield.

The following table shows the effect of ASC 718 on stock-based employee compensation expense included in the statements of operations for the year ended December 25, 2010, December 26, 2009 and December 27, 2008 (in thousands):

	2010	2009	2008
Cost of sales	$284	$197	$149
Research, development and engineering	452	322	428
Selling, general, and administrative	628	568	580

	$1,364	$1,087	$1,157

The total unrecognized compensation cost to amortize related to stock options at December 25, 2010 was $1,959,370, which will be recognized over an estimated weighted-average amortization period of approximately two years.

No options were granted to non-employees in 2010, 2009 and 2008. All options previously granted to nonemployees were fully vested at December 27, 2008.

12. Related-Party Transactions

A $150,000 personal loan was given to Bardia Pezeshki, a co-founder of the Company, while he was a member of the Board of Directors. The loan was agreed upon on July 7, 2005, and was due on the earlier of: (i) July 1, 2010, (ii) the date the Company becomes subject to the Sarbanes-Oxley Act of 2002, or (iii) the date the Company begins liquidation, change of control, or an IPO. Interest will accrue at 3.86% compounded annually, and the borrower has granted a security interest in all of his shares of the Company’s issued and outstanding common and preferred stock. In July 2010, the Company extended the required due date to July 7, 2015.

13. Subsequent Events

The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The Company has evaluated subsequent events through September 14, 2011, the date that the financial statements were available to be issued.

On September 14, 2011, the Company entered into an amended loan agreement with its bank. The terms of the loan agreement are substantially the same as the current agreement except for the elimination of the financial covenant related to the minimum tangible net worth and change in the delivery date of the audited financial statements to October 31, 2011.